Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Emily Downing-Baer edowning@unum.com
INVESTORS	Matt Royal investorrelations@unum.com

Unum Group Reports Second Quarter 2026 Results

•Net income of $256.9 million ($1.61 per diluted common share) for the second quarter of 2026; after-tax adjusted operating income was $346.0 million ($2.16 per diluted common share).
•Sustained core operations top-line trends, with 3.6 percent premium growth on a constant currency basis; strong core operations margins, including 21.4 percent adjusted operating return on equity, and solid traditional U.S. life insurance company statutory operating earnings of $330.9 million.
•Robust capital return in the quarter with approximately $200 million of shares repurchased, and $73.5 million of common stock dividends, bringing year-to-date capital return to approximately $750 million.
•Strong balance sheet with holding company liquidity of $1.5 billion and weighted average risk-based capital ratio of approximately 480 percent, well above target levels.
•Book value per common share of $68.28 grew 3.8 percent over the year-ago quarter; book value per common share excluding accumulated other comprehensive income (AOCI) of $80.10 grew 3.2 percent over the year-ago quarter.

CHATTANOOGA, Tenn. (July 28, 2026) - Unum Group (NYSE: UNM) today reported net income of $256.9 million ($1.61 per diluted common share) for the second quarter of 2026, compared to net income of $335.6 million ($1.92 per diluted common share) for the second quarter of 2025.

Included in net income for the second quarter of 2026 is a before-tax net investment loss on the Company’s investment portfolio of $5.2 million, strategic actions impact of $30.7 million before tax, and the Closed Block segment before-tax adjusted operating loss of $75.4 million, as well as the tax benefit on these items of $22.2 million. Included in net income for the second quarter of 2025 is a before-tax net investment loss on the Company’s investment portfolio of $17.7 million and the Closed Block segment before-tax adjusted operating loss of $10.8 million, as well as the tax benefit on these items of $3.9 million. Excluding the items above, after-tax adjusted operating income was $346.0 million ($2.16 per diluted common share) in the second quarter of 2026, compared to $360.2 million ($2.06 per diluted common share) in the second quarter of 2025.

We applied updates throughout this document which reflects changes to prior year reported information to align to current year presentation. See "Non-GAAP Financial Measures" beginning on page 4 for more information regarding this update.

“We delivered another solid performance in the second quarter across multiple dimensions,” said Richard P. McKenney, president and chief executive officer. “Our top-line saw steady growth in premiums with increasing sales and good retention, while operating margins remain healthy in our core operations. We remain on track to close the recently announced long-term care reinsurance transaction in the second half of the year, further improving the risk profile of the Closed Block. The strong cashflow profile of our businesses have allowed us to return substantial capital to shareholders with year-to-date share repurchases of $600 million and dividends of $150 million. Our diversified employee benefits business model and strong capital position enable us to stay focused on executing our strategy and delivering long-term value for shareholders."

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "segment adjusted operating income" or "segment adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains or losses, reserve assumption updates, and certain other items as specified in the reconciliations below. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, impairment losses, and gains or losses on derivatives. Reserve assumption updates may result in increases or decreases to earnings. These performance measures are in accordance with U.S. generally accepted accounting principles (GAAP) guidance for segment reporting, but they should not be viewed as a substitute for income before income tax, net income, or net loss.

Unum US Segment

Unum US reported an increase of 3.6 percent in segment adjusted operating income to $329.6 million in the second quarter of 2026, compared to $318.2 million in the second quarter of 2025. Premium income increased 3.3 percent to $1,858.2 million in the second quarter of 2026, compared to $1,798.6 million in the second quarter of 2025. Net investment income increased 0.5 percent to $155.8 million in the second quarter of 2026, compared to the $155.1 million in the second quarter of 2025. Sales increased 7.4 percent to $281.8 million in the second quarter of 2026, compared to $262.4 million in the second quarter of 2025.

Within the Unum US operating segment, the group disability line of business reported a 17.4 percent decrease in segment adjusted operating income to $103.1 million in the second quarter of 2026, compared to $124.8 million in the second quarter of 2025. Premium income for the group disability line of business was $827.5 million in the second quarter of 2026, which increased compared to $797.1 million in the second quarter of 2025, due primarily to sales and higher persistency, partially offset by the expected run off in medical stop-loss premium. Net investment income was $74.5 million in the second quarters of both 2025 and 2026. The benefit ratio for the second quarter of 2026 was 65.8 percent, compared to 62.2 percent in the second quarter of 2025, due to higher incidence in the short-term disability product line, primarily related to our paid family and medical leave products. Also contributing to the higher benefit ratio in the second quarter of 2026 compared to the second quarter of 2025 were prior period pricing actions. Persistency in the group long-term disability product line was 91.1 percent for the first half of 2026, compared to 90.6 percent for the first half of 2025. Persistency in the group short-term disability product line was 91.1 percent for the first half of 2026, compared to 88.2 percent for the first half of 2025.

The group life and accidental death and dismemberment line of business reported a 32.8 percent increase in segment adjusted operating income to $93.2 million in the second quarter of 2026, compared to $70.2 million in the second quarter of 2025. Premium income for this line of business increased 6.6 percent to $553.5 million in the second quarter of 2026, compared to the $519.2 million in the second quarter of 2025, due to sales and higher persistency. Net investment income increased 10.4 percent to $23.3 million in the second quarter of 2026, compared to $21.1 million in the second quarter of 2025, due to an increase in the allocation of net investment income on corporate owned excess assets. The benefit ratio in the second quarter of 2026 was 66.0 percent, compared to 69.7 percent in the second quarter of 2025, due to lower claim incidence in the group life and accidental death and dismemberment product lines, partially offset by higher average claim size in the accidental death and dismemberment product line. Persistency in the group life product line was 92.2 percent for the first half of 2026, compared to 89.7 percent for the first half of 2025. Persistency in the accidental death and dismemberment product line was 92.0 percent for the first half of 2026, compared to 88.3 percent for the first half of 2025.

The supplemental and voluntary line of business reported an increase of 8.2 percent in segment adjusted operating income to $133.3 million in the second quarter of 2026, compared to $123.2 million in the second quarter of 2025. Premium income for the supplemental and voluntary line of business decreased 1.1 percent to $477.2 million in the second quarter of 2026, compared to $482.3 million in the second quarter of 2025, due primarily to the impact of ceding a portion of the individual disability product line as a part of the 2025 Fortitude Re reinsurance transaction, partially offset by sales in all product lines. Net investment income was $58.0 million in the second quarter of 2026, which was generally consistent compared to $59.5 million in the second quarter of 2025. The benefit ratio was 47.4 percent in the second quarter of 2026, compared to 48.5 percent in the second quarter of 2025, primarily due to lower incidence in the individual disability product line, partially offset by higher incidence in the voluntary benefits product line. Persistency in the voluntary benefits product line was 76.0 percent for the first half of 2026, compared to 76.4

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percent for the first half of 2025. Persistency in the individual disability product line was 87.8 percent for the first half of 2026, compared to 88.0 percent for the first half of 2025. Persistency in the dental and vision product line was 78.9 percent for the first half of 2026, compared to 82.4 percent for the first half of 2025.

Unum International Segment

The Unum International segment reported segment adjusted operating income of $24.3 million in the second quarter of 2026, a decrease of 41.6 percent from $41.6 million in the second quarter of 2025. Premium income increased 6.7 percent to $289.3 million in the second quarter of 2026, compared to $271.1 million in the second quarter of 2025. Net investment income decreased 8.7 percent to $42.2 million in the second quarter of 2026, compared to $46.2 million in the second quarter of 2025. Sales decreased 19.4 percent to $52.4 million in the second quarter of 2026, compared to $65.0 million in the second quarter of 2025.

The Unum UK line of business reported segment adjusted operating income, in local currency, of £15.3 million in the second quarter of 2026, a decrease of 48.0 percent from £29.4 million in the second quarter of 2025. Premium income was £175.5 million in the second quarter of 2026, an increase of 5.2 percent from £166.9 million in the second quarter of 2025, due primarily to in-force block growth in the group life and supplemental product lines. Net investment income was £28.6 million in the second quarter of 2026, a decrease of 10.3 percent from £31.9 million in the second quarter of 2025, due to lower income from inflation index-linked bonds. The benefit ratio was 82.2 percent in the second quarter of 2026, compared to 75.0 percent in the second quarter of 2025, due primarily to higher average claim size in the group long-term disability product line. Sales decreased 14.9 percent to £32.6 million in the second quarter of 2026, compared to £38.3 million in the second quarter of 2025. Persistency in the group long-term disability product line was 90.4 percent for the first half of 2026, compared to 92.3 percent for the first half of 2025. Persistency in the group life product line was 87.1 percent for the first half of 2026, compared to 89.9 percent for the first half of 2025. Persistency in the supplemental product line was 92.8 percent for the first half of 2026, compared to 93.0 percent for the first half of 2025.

Colonial Life Segment

Colonial Life reported segment adjusted operating income of $131.4 million in the second quarter of 2026, an 11.9 percent increase compared to $117.4 million in the second quarter of 2025. Premium income increased 3.3 percent to $477.4 million in the second quarter of 2026, compared to $462.1 million in the second quarter of 2025, due to prior period sales. Net investment income increased 17.6 percent to $50.1 million in the second quarter of 2026, compared to $42.6 million in the second quarter of 2025, due to higher miscellaneous income, an increase in the allocation of net investment income from our corporate owned excess assets, and an increase in the yield on invested assets. The benefit ratio was 46.7 percent in the second quarter of 2026, compared to 48.3 percent in the second quarter of 2025, primarily due to claims experience in the life and cancer and critical illness product lines. Sales increased 6.0 percent to $134.1 million in the second quarter of 2026, compared to $126.5 million in the second quarter of 2025. Persistency in the Colonial Life segment was 78.2 percent for the first half of 2026, compared to 78.5 percent in 2025.

Corporate Segment

The Corporate segment reported a segment adjusted operating loss of $44.5 million in the second quarter of 2026, which excludes the strategic actions impact of $30.7 million, an increase compared to a segment adjusted operating loss of $31.7 million in the second quarter of 2025, due primarily to lower net investment income, which was driven by a decrease in miscellaneous investment income.

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Closed Block Segment

The Closed Block segment reported a segment adjusted operating loss of $75.4 million in the second quarter of 2026, an increase compared to segment adjusted operating loss of $10.8 million in the second quarter of 2025, driven primarily by lower net investment income and the amortization of the cost of reinsurance related to the 2025 Fortitude Re reinsurance transaction. As a result of benefits experience during the second quarter of 2026, the net premium ratio increased to 97.8 percent from 97.6 percent as of March 31, 2026. Results also reflect robust protections at our Fairwind entity, measured by statutory reserves and excess capital above our best estimate reserves, at approximately $2.2 billion, and continued risk management actions including approximately 15 percent achievement of our current premium rate approval program.

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 160.0 million for the second quarter of 2026, compared to 174.4 million for the second quarter of 2025. Shares outstanding totaled 158.3 million at June 30, 2026. During the second quarter of 2026, the Company repurchased 2.5 million shares at a total cost of $202.1 million.

Capital Management

At June 30, 2026, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 480 percent, and the holding companies had available holding company liquidity of $1,536.5 million.

Book Value

Book value per common share as of June 30, 2026 was $68.28, compared to $65.76 at June 30, 2025. Book value per common share excluding AOCI as of June 30, 2026 was $80.10, compared to $77.62 at June 30, 2025.

Effective Income Tax Rate

The effective income tax rate used to determine after-tax adjusted operating income was 21.5 percent in the second quarter of 2026. The effective income tax rate used to determine after-tax adjusted operating income was 19.1 percent in the second quarter of 2025, which differed from the U.S. statutory tax rate of 21 percent primarily due to tax credits.

Outlook

Full-year 2026 outlook for after-tax adjusted operating income per share of $8.60 to $8.90 which represents growth of approximately 8 percent to 12 percent when comparing to our redefined full-year 2025 result of $7.93 per share.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures which exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  We believe the following non-GAAP financial measures are better performance measures and better indicators of the revenue and profitability and underlying trends in our business:

•After-tax adjusted operating income or loss, which excludes investment gains or losses, Closed Block segment after-tax adjusted operating income or loss, reserve assumption updates, and certain other items;
•Book value per common share, which is calculated excluding AOCI;
•Premium income in constant currency, which excludes the impact of fluctuations in exchange rates between the U.S. dollar and the local currencies in which our Unum International segment is conducted. Given volatility in foreign

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currency exchange markets, exchange rates can fluctuate between periods. We believe translating prior period results using current period local currency exchange rates provides a more comparable view of our results; and
•Adjusted operating return on equity, which is calculated using our core operating segments' after-tax segment adjusted operating income or loss and our core operating segments' equity adjusted to exclude the unrealized gain or loss on securities, the effect of change in discount rate assumptions on the liability for future policy benefits, and net gain or loss on derivatives.
•After-tax segment adjusted operating income or loss, which excludes investment gains or losses and reserve assumption updates, as well as certain other items, as applicable.

We measure and analyze our segment performance on the basis of "segment adjusted operating revenue" and "segment adjusted operating income" or "segment adjusted operating loss", which differ from total revenue and income before income tax as presented in our consolidated statements of income due to the following items:

•Segment adjusted operating income or loss, which excludes investment gains or losses and reserve assumption updates, as well as certain other items, as applicable.

Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, impairment losses, and gains or losses on derivatives. Investment gains or losses and unrealized gains or losses on securities depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our Company. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business. Book value per common share excluding AOCI provides a more comparable and consistent view of our results, as AOCI tends to fluctuate depending on market conditions and general economic trends.

We have completed reinsurance transactions to exit significant portions of our Closed Block businesses and we are no longer accepting new enrollments on existing group long-term care policies. As a result of these actions and the continued run-off of the Closed Block business, Closed Block segment earnings are less relevant to our financial results and as such, we exclude the results of the Closed Block segment from after-tax adjusted operating income. As part of this update, we also determined that it is no longer necessary to adjust after-tax adjusted operating income to exclude the amortization of the cost of reinsurance, the amortization of the deferred gain on reinsurance, and the impact of non-contemporaneous reinsurance, because the majority of these items are included in Closed Block segment results. Prior period financial information has been adjusted to conform to this updated presentation.

Cash flow assumptions used to calculate our liability for future policy benefits are reviewed at least annually and updated, as needed, with the resulting impact reflected in net income. While the effects of these assumption updates are recorded in the reporting period in which the review is completed, these updates reflect experience emergence and changes to expectations spanning multiple periods. We believe that by excluding the impact of reserve assumption updates we are providing a more comparable and consistent view of our results.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, July 29, 2026, at 8:00 am (Eastern Time) to discuss the results of operations for the second quarter of 2026. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

To receive dial in information for the call, please register in advance by using the following URL:
https://registrations.events/direct/Q4I330796029. Upon registration you will receive a dial-in number to use to access the event. It is recommended that you register at least 10 minutes before the start of the event. In addition, a live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that

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webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Wednesday, August 5, 2026 by using the registration URL noted above.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the second quarter of 2026 is available on the “Investors” section of the Company’s website.

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ABOUT UNUM GROUP

Unum Group (NYSE: UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, and vision insurance; leave and absence management support; and behavioral health services. In 2025, Unum Group reported revenues of $13.1 billion and paid $8.3 billion in benefits. The Fortune 500 company is recognized as one of the World’s Most Ethical Companies by Ethisphere®.

Visit the Unum Group newsroom (https://www.unumgroup.com/newsroom) for more information, and connect with us on LinkedIn (https://www.linkedin.com/company/unum), Facebook (https://www.facebook.com/unumbenefits/), and Instagram (https://www.instagram.com/unumbenefits/).

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SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) fluctuation in insurance reserve liabilities, claim payments, and pricing due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (2) sustained periods of low interest rates; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity or unfavorable returns on our investment portfolio; (4) changes in, or interpretations or enforcement of, laws and regulations; (5) a cybersecurity attack or other security breach resulting in compromised data or the unauthorized acquisition of confidential data; (6) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cybersecurity attack, or other event; (7) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) ineffectiveness of our derivatives hedging programs due to changes in forecasted cash flows, the economic environment, counterparty risk, ratings downgrades, capital market volatility, collateral requirements, changes in interest rates, and/or regulation; (10) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (11) our use of artificial intelligence technology, as well as changes in artificial intelligence laws and regulations; (12) the impact of pandemics and other public health issues on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (13) changes in our financial strength and credit ratings; (14) the ability of our reinsurers to meet their obligations to us and availability of reinsurance in the market; (15) our ability to hire and retain qualified employees; (16) disruptions to our business or our ability to access data caused by the use and reliance on third party vendors, including vendors providing web and cloud-based applications; (17) ability to generate sufficient internal liquidity and/or obtain external financing; (18) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, social issues, third-party vendors, external events, and/or cyber or other information security incidents; (19) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (20) effectiveness of our risk management program; (21) contingencies and the level and results of litigation; (22) fluctuation in foreign currency exchange rates; and (23) our ability to meet sustainability standards and expectations of investors, regulators, customers, and other stakeholders.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2025. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended June 30		Six Months Ended June 30
	2026	2025	2026	2025
Revenue
Premium Income	$2,817.8	$2,748.0	$5,611.8	$5,450.9
Net Investment Income	478.4	560.7	961.8	1,073.9
Net Investment Loss	(5.2)	(17.7)	(10.2)	(224.5)
Other Income	79.0	70.4	161.8	152.7
Total Revenue	3,370.0	3,361.4	6,725.2	6,453.0

Benefits and Expenses
Policy Benefits Including Remeasurement Loss (Gain)	2,001.2	1,976.1	4,005.2	3,847.1
Commissions	364.3	343.5	732.8	686.7
Interest and Debt Expense	53.3	52.0	106.4	104.0
Deferral of Acquisition Costs	(187.4)	(174.9)	(378.0)	(347.5)
Amortization of Deferred Acquisition Costs	135.4	132.2	269.6	257.6
Other Expenses	673.7	615.5	1,357.0	1,244.5
Total Benefits and Expenses	3,040.5	2,944.4	6,093.0	5,792.4

Income Before Income Tax	329.5	417.0	632.2	660.6
Income Tax Expense	72.6	81.4	143.3	135.9

Net Income	$256.9	$335.6	$488.9	$524.7

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.61	$1.93	$3.02	$2.98
Assuming Dilution	$1.61	$1.92	$3.01	$2.97

Weighted Average Common Shares - Basic (000s)	159,660.2	174,110.9	161,848.1	176,142.6
Weighted Average Common Shares - Assuming Dilution (000s)	160,024.1	174,431.9	162,192.9	176,598.6
Outstanding Shares - (000s)			158,304.1	172,138.4

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Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30		Six Months Ended June 30
	2026	2025	2026	2025
	(in millions of dollars, except per share data)
Net Income	$256.9	$335.6	$488.9	$524.7
Excluding Before-Tax Reconciling Items:
Net Investment Loss
Net Investment Loss Related to the 2025 Fortitude Re Reinsurance Transaction	—	(8.5)	—	(184.4)
Net Investment Loss, Other	(5.2)	(9.2)	(10.2)	(40.1)
Total Net Investment Loss	(5.2)	(17.7)	(10.2)	(224.5)
Closed Block Segment After-Tax Adjusted Operating Loss	(75.4)	(10.8)	(220.7)	(2.8)
Strategic Actions	(30.7)	—	(30.7)	—
Total Before Tax Reconciling Items	(111.3)	(28.5)	(261.6)	(227.3)
Income Tax Benefit on Reconciling Items[1]	(22.2)	(3.9)	(52.0)	(43.0)
After-tax Adjusted Operating Income	$346.0	$360.2	$698.5	$709.0

After-Tax Adjusted Operating Income per share	2.16	2.06	4.31	4.01
[1] The income tax benefit on reconciling items represents the aggregate tax impact of the reconciling items presented above. The tax effects are calculated discretely using applicable statutory tax rates for the jurisdictions in which the underlying adjustments occur. The effective tax rate on reconciling items may differ from the Company’s consolidated effective tax rate.

	June 30
	2026		2025
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$10,809.5	$68.28	$11,320.0	$65.76
Excluding:
Net Unrealized Loss on Securities	(2,292.8)	(14.49)	(2,253.7)	(13.09)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	1,174.5	7.42	1,058.9	6.15
Net Loss on Derivatives	(279.2)	(1.76)	(285.0)	(1.66)
Subtotal	12,207.0	77.11	12,799.8	74.36
Excluding:
Foreign Currency Translation Adjustment	(266.7)	(1.69)	(220.7)	(1.28)
Subtotal	12,473.7	78.80	13,020.5	75.64
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(205.8)	(1.30)	(340.2)	(1.98)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$12,679.5	$80.10	$13,360.7	$77.62

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	Three Months Ended
	June 30, 2026	June 30, 2025
	Premium Income	Premium Income in Local Currency[1]		Weighted Average Premium Income Exchange Rate[2]	Premium Income in Constant Currency

Unum International
Unum UK	$235.5		£166.9	1.342	$224.0
Unum Poland	53.8	zł	180.9	0.273	49.4
Total	289.3				273.4
Unum US	1,858.2		$1,798.6		1,798.6
Colonial Life	477.4		$462.1		462.1
Core Operations	$2,624.9				$2,534.1
1Premium income shown in millions of pounds for Unum UK, millions of zlotys for Unum Poland, and millions of U.S. dollars for Unum US and Colonial Life.
2Exchange rate is calculated using the average foreign currency exchange rates for the most recent period, applied to the comparable prior period.

	After-Tax Segment Adjusted Operating Income (Loss)	Average Allocated Equity[1]	Annualized Adjusted Operating Return on Equity

Three Months Ended June 30, 2026
Unum US	$261.0	$4,293.3	24.3%
Unum International	21.0	788.5	10.7%
Colonial Life	104.0	2,141.9	19.4%
Core Operating Segments	386.0	7,223.7	21.4%
Corporate	(40.0)	1,493.9
Closed Block	(61.2)	3,491.8
Total	$284.8	$12,209.4
1 Excludes unrealized loss on securities, the effect of change in discount rate assumptions on the liability for future policy benefits, and net loss on derivatives and is calculated using the stockholders' equity balances presented below.

Three Months Ended June 30
2026
(in millions)
Net Income	$256.9
Excluding Before-Tax Reconciling Items:
Net Investment Loss	(5.2)
Strategic Actions	(30.7)
Total Before Tax Reconciling Items	(35.9)
Income Tax Benefit on Reconciling Items[1]	(8.0)
After-tax Segment Adjusted Operating Income	$284.8
[1] The income tax benefit on reconciling items represents the aggregate tax impact of the reconciling items presented above. The tax effects are calculated discretely using applicable statutory tax rates for the jurisdictions in which the underlying adjustments occur. The effective tax rate on reconciling items may differ from the Company’s consolidated effective tax rate.

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	6/30/2026	3/31/2026
Total Stockholders' Equity	$10,809.5	$10,892.4
Excluding:
Net Unrealized Loss on Securities	(2,292.8)	(2,432.3)
Effect of Change in Discount Rate Assumptions on the Liability for Future Policy Benefits	1,174.5	1,395.1
Net Loss on Derivatives	(279.2)	(282.1)
Total Adjusted Stockholders' Equity	$12,207.0	$12,211.7

	Three Months Ended
	6/30/2026
Average Adjusted Stockholders' Equity	$12,209.4

	Three Months Ended June 30
	2026	2025
	(in millions of dollars)
Income Before Income Tax	$329.5	$417.0
Excluding:
Net Investment Loss
Net Investment Loss Related to the 2025 Fortitude Re Reinsurance Transaction	—	(8.5)
Net Investment Loss, Other	(5.2)	(9.2)
Total Net Investment Loss	(5.2)	(17.7)
Strategic Actions	(30.7)	—
Segment Adjusted Operating Income	$365.4	$434.7

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